Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President

Office:  (503) 257-8766, Ext. 279

Fax:  (503) 251-5473 / E-mail:  dantierney@trm.com

TRM Announces Financial Results for Third Quarter 2003

Portland, Oregon: November 6, 2003 — TRM Corporation (NASDAQ: TRMM) today reported net income for the quarter ended September 30, 2003 of $1.5 million (or $.20 per share) compared to net income of $182,000 (or $.03 per share) for the same period in 2002.  For the nine-month period ending September 30, 2003, the Company reported net income of $3.4 million (or $.47 per share) as compared to a net loss of $558,000 (or ($.08) per share) for the same period of 2002.  Earnings per share are reported on a fully diluted basis and before preferred dividends.

During the third quarter 2003, the Company’s Board of Directors approved issuance of a dividend payment in the amount of $375,000 related to its preferred stock, resulting in net income available to common shareholders of $.15 per share for the third quarter, as compared to a loss of ($.03) for the same period a year prior.  Net income available to common shareholders for the nine month period ending September 30, 2003 was $.32 per share, compared to a loss of ($.24) per share for the same period a year prior.

Net sales for the quarter grew to $19.8 million, representing an increase of $1.8 million (or 10.1%) when compared to the third quarter of 2002.  The increase in sales is attributable to unit expansion and higher pricing throughout the Company’s ATM network, as well as $865,000 in revenue generated by an ATM machine sales program commenced in 2003.  ATM operations produced net sales of $9.3 million during the third quarter of 2003, representing an increase of $3.0 million (or 48.5%) as compared to the same period in the prior year.  Photocopy net sales were $10.5 million for the quarter ended September 30, 2003, down from $10.9 million (or (3.7%)) during the same quarter of 2002.

Operating income increased to $2.8 million for the third quarter as compared to operating income of $842,000 for the same period in 2002.  Labor expense for the third quarter declined approximately $781,000 to $5.4 million when compared to the same period in 2002.

At September 30, 2003, the Company’s ATM network consisted of 3,352 revenue-generating machines deployed throughout the United Kingdom and United States, which represents an increase of 549 ATM machines when compared to the same date in 2002.  The Company had 26,603 revenue-generating photocopiers at September 30, 2003, a decrease of 2,870 photocopiers when compared to the same date in 2002, due primarily to elimination of non-profitable locations.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 and 3 follow-

Attachment 1

TRM Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	09/30/02	09/30/03	09/30/02	09/30/03

Sales	$21,675	$24,097	$63,848	$70,877
Sales discounts	3,664	4,271	11,025	12,148

Net sales	18,011	19,826	52,823	58,729
Cost of sales	10,794	10,996	32,439	34,032

Gross profit	7,217	8,830	20,384	24,697
Selling, general and administrative expense	6,375	6,061	19,641	18,124

Operating income	842	2,769	743	6,573

Other expense:
Interest	357	232	1,202	800
Other, net	242	166	243	428
Income (loss) before minority interest	243	2,371	(702)	5,345

Minority interest in losses of consolidated subsidiary	0	0	72	0

Income (loss) from continuing operations before income taxes	243	2,371	(630)	5,345
Provision (benefit) for income taxes	61	851	(336)	1,924
Income (loss) from continuing operations	182	1,520	(294)	3,421

Loss from discontinued operations	0	0	(264)	0

Net income (loss)	$182	$1,520	$(558)	$3,421

BASIC AND DILUTED PER SHARE INFORMATION:

Income (loss) from continuing operations	$182	$1,520	$(294)	$3,421
Preferred stock dividends	(375)	(375)	(1,127)	(1,125)
Income (loss) from continuing operations available to common shareholders	$(193)	$1,145	$(1,421)	$2,296

Weighted average common shares outstanding	7,060	7,060	7,060	7,060
Dilutive effect of stock options	0	419	0	151
Weighted average common shares outstanding, assuming dilution	7,060	7,479	7,060	7,211
Basic income (loss) per share:
From continuing operations	$(0.03)	$0.16	$(0.20)	$0.33
From discontinued operations	0.00	0.00	(0.04)	0.00
Net income (loss)	$(0.03)	$0.16	$(0.24)	$0.33

Diluted income (loss) per share:
From continuing operations	$(0.03)	$0.15	$(0.20)	$0.32
From discontinued operations	0.00	0.00	(0.04)	0.00
Net income (loss)	$(0.03)	$0.15	$(0.24)	$0.32

Attachment 2

TRM Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2002	September 30, 2003
Assets

Current assets:
Cash and cash equivalents	$2,127	$6,917
Accounts receivable, net	6,084	5,614
Inventories, net	947	1,391
Prepaid expenses and other	778	1,369
Deferred tax asset	876	727
Total current assets	10,812	16,018

Equipment, less accumulated depreciation	67,916	64,341
Intangible assets	72	72
Other assets	1,773	1,380
Total assets	$80,573	$81,811

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$2,231	$1,394
Accrued expenses	7,932	6,932
Income taxes payable	3	0
Current portion of litigation settlement	1,050	0
Current portion of long-term debt	21	3,022
Current portion of obligations under capital leases	1,508	2,053
Total current liabilities	12,745	13,401

Litigation settlement	738	0
Long-term debt	16,709	11,293
Obligations under capital leases	2,579	2,905
Deferred tax liability	2,203	4,059
Other long-term liabilities	128	91
Preferred dividends payable	3,377	4,502
Total liabilities	38,479	36,251

Shareholders’ equity:
Preferred stock	$19,798	$19,798
Common stock	19,026	19,026
Additional paid-in capital	63	63
Accumulated other comprehensive income (loss)	(738)	432
Retained earnings	3,945	6,241
Total shareholders’ equity	42,094	45,560

Total liabilities and shareholders’ equity	$80,573	$81,811

Attachment 3

TRM Corporation
Supplemental Data
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	09/30/02	09/30/03	09/30/02	09/30/03

Net Sales:
Photocopy	$10,918	$10,514	$34,168	$32,315
ATM	6,238	9,265	16,575	25,414
Software development	855	47	2,080	1,000
	$18,011	$19,826	$52,823	$58,729

Income (loss) before interest, taxes, minority interest:
Photocopy	$893	$1,141	$2,676	$4,016
ATM	(576)	1,837	(2,700)	2,720
Software development	283	(375)	260	(591)
	$600	$2,603	$236	$6,145